Exhibit 10.23

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into as of December 31, 2009 by and between Kyle Cook (the “Consultant”) and First Federal Savings Bank of Iowa, together with its affiliates and subsidiaries (the “Bank”).

WHEREAS, Consultant has separated or will separate from employment with Bank effective December 31, 2009 (the “Employment Termination Date”) pursuant to a duly executed Resignation, Settlement, and Release Agreement (the “Departure Agreement”); and the Bank has therein agreed to engage Consultant to provide such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
CONSULTING SERVICES

1.1           Engagement.  Effective on the day immediately following the Employment Termination Date, Bank hereby agrees to engage Consultant and Consultant agrees to advise Bank in the areas of finance and with respect to other matters consistent with his background and experience, as requested by Bank (the “Services”).  With respect to the Services that Consultant will provide, Consultant will receive assignments only from the Bank’s CEO & Chairman, or his designee or successor.

1.2           Location.  The Services shall generally be performed remotely.  Consultant shall primarily provide his advice through correspondence, e-mail, and telephone calls.  However, the Bank may, in its discretion, request that the Services be performed at its headquarters or another facility.

1.3           No Other Authority.  Consultant shall not represent or purport to represent Bank in any manner whatsoever to any third party, unless permitted to do so pursuant to specific written authorization of Bank’s CEO & Chairman.  Consultant shall have no authority to bind Bank in any way.

1.4           Departure Agreement.  If Consultant does not execute or timely revokes the Departure Agreement, then this Agreement is automatically rescinded by mutual agreement of the parties.

ARTICLE TWO
 COMPENSATION

2.1           Compensation.   In consideration of Consultant’s performance of the Services outlined in Section 1, above, Bank will pay Consultant the sum of one hundred dollars (U.S. $100) per hour in arrears after the end of each biweekly period, within 15 calendar days following the receipt of invoices (the “Consulting Fee”).  The Services shall not exceed 60 hours in a calendar month (and shall not exceed 125 hours in any calendar quarter), and Consultant agrees not to submit invoices for Consulting Fees for Services above such limit, except in the event that the Bank’s CEO & Chairman has authorized a specific excess in writing beforehand.  Each Consulting Fee payment shall be treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2), and is intended to be exempt from Section 409A as a short-term deferral.

2.2           Invoicing.  Consultant will provide Bank with biweekly invoices for the performance of Services.  Invoices will set forth the actual number of hours and the dates on which Consultant worked during the calendar month and a detailed description of all Services provided during the month.  All invoices and receipts must be sent (via mail or e-mail) directly to the Bank’s CEO & Chairman, at its West Des Moines office.

2.3           Taxes.  Bank shall issue to Consultant an IRS Form 1099-MISC reporting the amount paid for Services provided under this Agreement, and Consultant understands that he is responsible to pay, according to law, his income and other related self-employment taxes.  Consultant further understands that he may be liable for self-employment (Social Security and Medicare) taxes to be paid by him according to law.  Consultant will retain sole responsibility for the income and self-employment taxes due on all taxable income arising under this Agreement, and will indemnify and hold Bank harmless from any and all state or federal income taxes or Social Security and Medicare tax liabilities and/or penalties, costs and expenses of any kind that may arise because of a challenge by tax authorities of Consultant’s treatment as an independent contractor.  In the event that any federal, state and/or local taxing authority seeks to collect from Bank any employment taxes, additions to tax or any interest due to Consultant’s reclassification as an employee, Consultant hereby agrees to provide a signed IRS Form 4669 (Statement of Payments Received) to Bank for purposes of its seeking abatement of any assessed Federal income taxes and Consultant further agrees to reimburse Bank for any taxes, additions to tax and/or interest not otherwise abated by the taxing authority.

ARTICLE THREE
REPRESENTATIONS AND COVENANTS

3.1           Consultant’s Representations. Consultant represents and warrants:

(a)
that compensation provided under the terms of this Agreement is consistent with fair market value for arm’s length transactions of this type, and that the services to be performed under the Agreement do not and will not involve the counseling or promotion of a business arrangement or other activity that violates any applicable law;

(b)	solely for purposes of applying Treasury Regulations Section 1.409A-1(h)(1), that Consultant worked an average of more than 40 hours per week during the period of his employment at Bank;

(c)	that Consultant has not entered into any agreement, whether written or oral, that conflicts with the terms of this Agreement;

(d)	that Consultant has the full power and authority to enter into this Agreement; and

(e)	that Consultant has no financial or personal interests that would prevent Consultant from performing and completing the Services in an objective and non-biased manner.

3.2           Consultant’s Covenants.  Consultant:

(a)	shall act as an independent consultant with no authority to obligate Bank by contract or otherwise and not as an employee or officer of Bank;

(b)
shall not, during the term of this Agreement and for one year thereafter, without the written consent of the Bank, directly or indirectly, (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, its holding company, or any affiliate, as of the date of this Agreement, of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Bank or its holding company has an office or has filed an application for regulatory approval to establish an office, determined as of the date of this Agreement; (b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans, doing business in any city, town or county in which the Bank or its holding company has an office or has filed an application for regulatory approval to establish an office, determined as of the date of this Agreement, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, its holding company, or any affiliate, as of the date of this Agreement, of either of them, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits and making loans; or (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank;

(c)	shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations under Articles 3 and 6 of this Agreement;

(d)	shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Bank’s prior written consent;

(e)	agrees to timely perform the Services;

(f)	agrees to utilize and provide Bank with accurate and complete data in rendering the Services; and

(g)	agrees to return all Bank property in Consultant’s custody or control, upon termination of this Agreement.

ARTICLE FOUR
INDEPENDENT CONSULTANT STATUS

4.1           Independent Consultant.  Consultant is being engaged by Bank as an independent consultant and not as an employee, and as such, will have no authority to obligate Bank by contract or otherwise.

4.2           No Withholding.  No amount will be deducted or withheld from Bank’s payment to Consultant for federal, state or local taxes.  No FICA taxes, FUTA taxes, SDI or state unemployment taxes will be payable by Bank on Consultant’s behalf.  Consultant will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self-employment taxes due on compensation received hereunder.

4.3           Benefits.  Consultant shall not claim the status, perquisites or benefits of a Bank employee and agrees to hold Bank harmless from any claim or other assertion (by Consultant or his beneficiaries) to the contrary.  Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Bank employee benefit plan or employee compensation arrangement, except as set forth in the Departure Agreement.  Even if Consultant were to become or be deemed to be a common-law employee of Bank, Consultant still shall not be eligible for coverage or to receive any benefit under any Bank employee benefit plan or any employee compensation arrangement with respect to any period during which Bank classified Consultant as a consultant, except as set forth in the Departure Agreement.  Consultant further agrees that if Consultant is injured while performing work for Bank hereunder, Consultant will not be covered for such injury under Bank’s insurance policies, including under any Worker’s Compensation coverage provided by Bank for its employees, and that Consultant is solely responsible for providing Worker’s Compensation insurance for Consultant’s employees, if any.

ARTICLE FIVE
TERM AND TERMINATION

This Agreement shall terminate, not earlier than February 1, 2010, upon written notice by either party to the other party.

ARTICLE SIX
CONFIDENTIALITY

The Consultant acknowledges that in connection with its services hereunder, Consultant and his or her employees and/or agents (if any), will be privy to information concerning the services, products, business methods, trade secrets, clients, and the business and affairs of the Company (the "Confidential Information") all of which is vital, sensitive, confidential and proprietary to the Company.  The Consultant agrees that it as well as any and all employees and/or agents shall not, at any time, whether during the term of this Agreement or after its termination, disclose to any third party, or use for the benefit of itself or any third party, any Confidential Information.  The Consultant's obligations with respect to particular Confidential Information shall terminate only when it becomes generally known to the public other than through a breach by it or employees and/or agents of the obligations hereunder.  The Consultant agrees that irreparable injury will result to the Company if it or its employees and/or agents breaches any of the terms of this Article, and that in the event of any actual or threatened breach of this Article, the Company will have no adequate remedy at law.  The Consultant further agrees that in such event, the Company shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages.  Nothing herein shall affect any other right or remedy that the Company may have as a result of such breach or threatened breach, including the recovery of any damages which it is able to prove.  In the event the Consultant is subpoenaed in connection with any litigation or investigation involving the Company or any affiliate, the Consultant will immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena.  The Company will pay the Consultant for reasonable time (at the rates and under the terms and conditions set forth in Article 2 above) and will reimburse him for out of pocket expenses incurred as a result of such cooperation (provided that all such reimbursements shall be requested and paid within three months after being incurred).  Nothing herein shall prevent the Consultant from communicating with or participating to the extent legally required in any government investigation.

ARTICLE SEVEN
MISCELLANEOUS

7.1           Waiver.  None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.2           Entire Agreement.  This Agreement represents the final, complete, and exclusive embodiment of the entire agreement and understanding between Bank and Consultant concerning Consultant’s consulting services to Bank, and supersedes and replaces any and all agreements and understandings concerning Consultant’s consulting services to Bank.

7.3           Amendments.  This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and Bank’s CEO & Chairman.

7.4           Assignment.  Bank has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of Bank.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.5           Severability.  If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.6           Headings.  Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa or of Consultant’s legal residence if that is other than Iowa.

7.8           Notices.  All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt, including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized.

FIRST FEDERAL SAVINGS BANK OF IOWA By: /s/ David M. Bradley Its CEO & Chairman	CONSULTANT Signature: /s/ Kyle Cook Printed Name: Kyle Cook
Date: January 5, 2010	Date: January 5, 2010